Exhibit 10.12

AMENDMENT TO INDEPENDENT CONTRACTOR AGREEMENT

THIS AMENDMENT TO THE INDEPENDENT CONTRACTOR AGREEMENT (this “Amendment”) is made as of the 11th day of September, 2024, and shall only be effective upon the Company’s public listing on a stock exchange in the United States (the “Effective Date”).

BETWEEN:

BRAZIL POTASH CORP. a body corporate duly incorporated under the laws of Ontario, Canada, and having an office at 198 Davenport Road, Toronto, Ontario, M5R 1J2 (hereinafter called the “Company”)

OF THE FIRST PART

AND:

FORBES & MANHATTAN, INC., a body corporate duly incorporated under the laws of Ontario, Canada, and having an office at 198 Davenport Road, Toronto, Ontario, M5R 1J2 (hereinafter called the “Consultant”)

OF THE SECOND PART

WHEREAS the Company and the Consultant entered into an independent contractor agreement dated for reference the 1st day of October, 2009, as amended on the 1st day of September, 2011, and as further amended on the 1st day of February, 2015 (as so amended, the “Agreement”);

AND WHEREAS the parties are desirous of amending certain terms of the Agreement.

THEREFORE, the Agreement is hereby amended as follows:

1.	Paragraph 2 of the Agreement is hereby amended and restated in its entirety as follows:

The term of this Agreement shall commence on the date hereof and shall continue for a fixed term of eight years from the Effective Date, subject to the termination provisions contained herein.

2.	Paragraph 3 of the Agreement is hereby amended and restated in its entirety as follows:

The base fee for the Consultant’s services hereunder shall be at the rate of US$83,333.33 per month (the “Base Fee”), plus applicable goods and services tax, together with any such increments thereto and bonuses (including additional grants of compensation securities) as the Board of Directors of the Company may from time to time determine, payable in equal monthly amounts in advance on the first business day of each calendar month. Notwithstanding anything to the contrary, without limitation, one or more payments of the Base Fee or the Termination Fee (as defined below) may be made in equity, promissory note(s), or a combination of cash, equity and/or debt instruments, and, additionally, payments may be deferred or delayed in the discretion of the Board of Directors of the Company.

3.	Paragraph 14 of the Agreement is hereby amended and restated in its entirety as follows:

The Company may terminate this Agreement without just cause by making a payment to the Consultant that is equivalent to the fees owed to the Consultant for the remaining term of the Agreement (the “Termination Fee”), within 30 days of the termination date. The Consultant may terminate this Agreement upon written notice to the Company, without payment by the Company of the Termination Fee.

4.	All other terms and conditions of the Agreement are hereby reaffirmed.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF this amendment has been executed as of the day, month and year first above written.

BRAZIL POTASH CORP.

Per:	/s/ Matthew Simpson
Authorized Signing Officer

FORBES & MANHATTAN, INC.

Per:	/s/ Stan Bharti
Authorized Signing Officer